EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271

TANDY BRANDS ACCESSORIES REPORTS
THIRD QUARTER 2005 RESULTS

-Announces Eighth Consecutive Quarterly Dividend-

ARLINGTON, TX, April 22, 2005 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the third quarter ended March 31, 2005.

For the third quarter of fiscal 2005, net sales increased 3.2% to $43.9 million compared to $42.6 million for the same period last year. The company reported a net loss for the third quarter of $997,000 or $0.16 per diluted share compared to net income of $132,000 or $0.02 per share in the prior year’s third quarter. These results are in line with the financial results previously announced on April 15th.

For the nine months ended March 31, 2005, net sales were $178.4 million compared to $171.0 million for the same period in the prior year. Net income for the nine-month period totaled $6.1 million, or $0.93 per diluted share, compared to net income of $6.9 million, or $1.08 per diluted share, for the same period last year.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “As we previously announced on April 15th, we did not meet our plan for the third quarter of fiscal 2005. The net loss we experienced in the third quarter was a result of softer than expected sales during March, particularly in our women’s mass merchant accessory business. Our results were also impacted by increased selling, general and administrative expenses and higher than anticipated return experience related to the ETON gift accessory business. While the gift accessory business did not meet our expectations due to returns in the third quarter, demand by the retail community remains strong. The number of gift programs recently established among key department stores and mass merchandise customers for Father’s Day and the holiday season is already better than we anticipated.”

Mr. Jenkins continued, “In order to improve the performance in our women’s segment, the company will be restructuring and consolidating its sales, merchandising, and administrative efforts related to the women’s mass merchant and department store business units. These activities are expected to result in one-time, non-operational charges related to severance of approximately $0.02 per share that will impact reported results for the fourth quarter.”

The company anticipates fourth quarter net sales to be in the range of $41 million to $44 million and a net loss to be in the range of $0.12 to $0.17 per diluted share. The net loss for the fourth quarter excludes any potential non-cash charge related to goodwill impairment in connection with the company’s women’s mass merchant accessory business unit that may result as part of the company’s annual goodwill assessment. For the 2005 fiscal year, the company anticipates net sales to be in the range of $219 to $223 million and earnings to be within a range of $0.75 to $0.80 per diluted share.

The company also announced today that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable July 20, 2005, to shareholders of record at the close of business on June 30, 2005.

Mr. Jenkins concluded, “We believe very strongly in the market opportunities for our core business segments. Our men’s business continues to perform beyond expectations and we continue to gain ground with many of our new initiatives. These efforts have enhanced our product offering and have allowed us to increase our penetration in the department store and mass merchant channels. The opportunities associated with our gift business are excellent and our financial performance remains above plan. We are taking the appropriate steps to improve the performance in our women’s business and believe that our planned initiatives will better position the company for the future. We are proud to be paying our eighth consecutive quarterly dividend and remain committed to building value for our shareholders.”

Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ third quarter results in a conference call to be held today, Friday, April 22, 2005, at 10:00 a.m. ET. The dial-in number for the call is (913) 981-4911. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Friday, April 29, 2005, and can be accessed by dialing (719) 457-0820, passcode #5497798. A live webcast of the conference call will also be broadcast at: www.viavid.net.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$43,905	$42,560	$178,368	$170,951
Cost of goods sold	27,839	27,177	112,211	111,857

Gross margin	16,066	15,383	66,157	59,094

Selling, general and administrative expenses	16,112	13,594	51,832	42,859
Depreciation and amortization	1,393	992	3,713	3,050

Total operating expenses	17,505	14,586	55,545	45,909

Operating income (loss)	(1,439)	797	10,612	13,185

Interest expense	(313)	(596)	(971)	(1,966)
Royalty, interest and other income	40	24	208	55

Income (loss) before provision for income taxes	(1,712)	225	9,849	11,274
Provision (benefit) for income taxes	(715)	93	3,741	4,388

Net income (loss)	$(997)	$132	$6,108	$6,886

Earnings (loss) per common share:	$(0.16)	$0.02	$.97	$1.11

Earnings (loss) per common share-assuming dilution:	$(0.16)	$0.02	$.93	$1.08

Dividends declared per share	$0.0275	$.0250	$0.0825	$.0750

Common shares outstanding	6,374	6,283	6,317	6,199

Common shares outstanding shares-assuming dilution	6,374	6,430	6,570	6,367

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,196	$6,086
Accounts receivable, net	39,067	33,427
Inventories	63,524	57,086
Deferred income taxes	4,882	4,009
Other current assets	1,796	1,613

Total current assets	111,465	102,221

Property, plant and equipment, at cost:
Property and equipment, at cost	37,213	34,581
Accumulated depreciation	(22,923)	(20,206)

Net property, plant and equipment	14,290	14,375

Goodwill, net of accumulated amortization	18,148	11,655
Other intangibles, less amortization	6,590	4,534
Supplemental Executive Retirement Plan intangible asset	1,255	1,255
Other noncurrent assets	1,396	1,534

TOTAL ASSETS	$153,144	$135,574

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,462	$14,224
Accrued expenses	6,488	6,362

Total current liabilities	17,950	20,586

Notes payable	20,571	10,000
Deferred income taxes	3,199	2,066
Supplemental Executive Retirement Plan liability	1,456	1,721
Other noncurrent liabilities	1,727	1,302

Total liabilities	44,903	35,675

Stockholders’ equity:
Common stock	6,512	6,306
Additional paid-in capital	28,872	26,765
Cumulative other comprehensive income (loss)	419	(121)
Shares held by Benefit Restoration Plan Trust	(980)	(894)
Retained earnings	73,418	67,843

Total stockholders’ equity	108,241	99,899

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$153,144	$135,574